UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 10, 2012

Malvern Federal Bancorp, Inc.
(Exact name of registrant as specified in its charter)

United States	001-34051	38-3783478
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

42 E. Lancaster Avenue, Paoli, Pennsylvania		19301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(610) 644-9400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events.

On October 10, 2012, Malvern Federal Bancorp, Inc. (the “Company”), the current “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), announced that the “second-step” conversion of Malvern Federal Mutual Holding Company (the “MHC”), the Company’s mutual holding company parent, and stock offering are expected to be completed on or about October 11, 2012.  The closing of the transaction is subject to the satisfaction of final regulatory approval and customary closing conditions.

As a result of the conversion and offering, the MHC and the Company will cease to exist and Malvern Bancorp, Inc. (“Malvern Bancorp—New”), the new Pennsylvania corporation formed to facilitate the conversion, will become the parent holding company of the Bank and will be wholly owned by public shareholders.

A total of 3,636,875 shares of common stock of Malvern Bancorp-New is expected to be sold in the subscription offering at $10.00 per share for gross proceeds of $36.4 million.  Concurrent with the completion of the offering, the outstanding shares of the Company common stock (except for the shares owned by the MHC, which will be cancelled) will be exchanged for shares of Malvern Bancorp—New common stock.  As a result, each existing share of Company common stock is expected to be converted into the right to receive 1.0748 shares of Malvern Bancorp—New common stock.  The exchange ratio ensures that, after the conversion and offering, the public shareholders will maintain approximately the same ownership interest in Malvern Bancorp—New as they owned in the Company.  Cash will be issued in lieu of fractional shares based on the offering price of $10.00.  Upon completion of the conversion, the total shares outstanding after the stock offering and the exchange is expected to be approximately 6,558,762 shares.

A copy of the press release, dated October 10, 2012, is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits

The following exhibit is included herewith.

Exhibit Number	Description
99.1	Press release dated October 10, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MALVERN FEDERAL BANCORP, INC.

Date: October 10, 2012	By:	/s/Dennis Boyle
Dennis Boyle
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated October 10, 2012